UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2020

BIOCEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36284	80-0943522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5810 Nancy Ridge Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BIOC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On October 20, 2020, Bruce A. Huebner notified Biocept, Inc. (the “Company”) that he will retire from the Company’s Board of Directors (the “Board”), effective November 30, 2020.

(d)

On October 20, 2020, the Board, upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Samuel D. Riccitelli as a Class I director of the Company, effective immediately, with a term of office expiring at the 2023 annual meeting of stockholders.

Concurrently with his appointment to the Board, Mr. Riccitelli was appointed to the Audit Committee of the Board and the Science and Technology Committee of the Board.

Pursuant to the Company’s non-employee director compensation policy (the “Compensation Policy”), Mr. Riccitelli (i) will receive an annual cash retainer of $30,000 for service on the Board, an annual cash retainer of $6,250 for service on the Audit Committee of the Board and an annual cash retainer of $5,000 for service on the Science and Technology Committee of the Board, and (ii) was granted on the date of his appointment an option to purchase 10,000 shares of the Company’s common stock, which vests annually over a three year period. The Compensation Policy also provides for further automatic annual option grants to purchase 10,000 shares of the Company’s common stock on the date of each annual meeting of stockholders, which vest in full on the one year anniversary of the date of grant. Each of the option grants described above will vest in full in the event of a change in control (as defined in the Company’s equity incentive plan). Mr. Riccitelli has also entered into the Company’s standard form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biocept, Inc.

Date: October 21, 2020	By:	/s/ Michael W. Nall
Michael W. Nall
Chief Executive Officer